PRESS RELEASE-BUSINESS WIRE

Coates International, Ltd. Announces Granting of Important New Patent.
Wall Township, NJ, May 8, 2007 - Coates International, Ltd. (OTCBB: COTE) Announces Granting of Important New Patent.

Coates International, Ltd. announced today that on April 3, 2007, Gregory Coates, a Director of the company and inventor, was awarded United States Patent No. 7,198,023 B1 for a new Sequential Injection Fuel Lubrication System (SIFL). This system was invented and designed by Gregory Coates, President of the Technology Division.

It was discovered that combustion engines running on raw landfill and natural gas fuels wear out in a very short time span. In fact, we were informed that standard poppet valve engines were only lasting approximately a couple of weeks out in the field when running on natural gaseous fuels.

After many scientific studies and tests were conducted at the Coates plant, it was found that the lack of lubrication and the extreme dry heat of these gaseous fuels created the condition that resulted in excessive wear on pistons, piston rings, and cylinder walls of combustion engines. After these scientific studies were completed, Gregory Coates found the solution. He invented a new sequential injection system that injects a minute amount of diesel or bio-diesel or any oil based engine fuel into the engine cylinders along with the gaseous fuel.

The new SIFL System is computer controlled and infinitely adjustable. It injects a minute amount of diesel or bio-diesel at precise intervals, which are determined and adjusted to suit the types of gaseous fuels being used. Although only a minute amount is injected into the engine with the gaseous fuels, it is sufficient to lubricate the piston rings and cylinder walls of the combustion engine, thus, preventing damage and excessive wear. This new invention is essential to upgrade the quality of natural and landfill gas to bring them to the level of desirable, viable fuels for all types of internal combustion engine applications including automobiles, etc.

The SIFL System is a key component in conjunction with the CSRV engines when they are being fueled by natural and landfill gaseous fuels. The system has been tested successfully over the past 18 months and is being incorporated into the Coates CSRV Industrial Electrical Power Generator sets that will be deployed to run on gaseous fuels such as oil well flare gas, landfill gas, and stranded low pressure natural gas.

Management believes this new innovation will help reduce global warming, reduce harmful emissions, and reduce the USA’s dependency on imported foreign oil.

Inventor Gregory Coates has agreed to exclusively license the new device to Coates International, Ltd. to make, use, sell and sub-license worldwide. The company is currently negotiating the terms of the license agreement with Gregory, which will be determined by the independent compensation committee of Coates International Ltd.’s Board.

The CSRV engine design eliminates the use of poppet valves, springs, rockers, camshafts, pushrods, etc. In fact, the CSRV system removes most moving parts from a standard industrial 855 CID engine, including the engine oil from the top part of the engine, replacing all these parts with only two moving sphere shafts, twelve floating seals and carriers that require no oil, no servicing or adjustment, producing higher volumetric efficiency, allowing higher compression ratios to be utilized. This results in an engine possessing higher thermal efficiency, lower emissions, and higher M.P.G.s.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

CONTACT:	Coates International, Ltd.
Susan Alpert, 732-449-7717
Fax: 732-449-0764
info@coatesengine.com
www.coatesengine.com